Exhibit 10(a)27
THIRD AMENDMENT

TO THE
SOUTHERN COMPANY
EMPLOYEE SAVINGS PLAN

WHEREAS, Southern Company Services, Inc. adopted the latest amendment and restatement of The Southern Company Employee Savings Plan (“Plan”), effective as of January 1, 2018;
WHEREAS, pursuant to Section 15.1 of the Plan, the Southern Company Employee Savings Plan Committee (“Administrative Committee”) may amend the Plan, provided the amendment either (a) does not involve a substantial increase in cost to any Employing Company, or (b) is necessary, proper, or desirable in order to comply with applicable laws or regulations enacted or promulgated by any federal or state governmental authority and to maintain the qualified status of the Plan; and
WHEREAS, the Administrative Committee, in its settlor capacity, desires to amend the Plan to (a) update the hardship distribution rules to reflect final regulations issued by the Internal Revenue Service, and (b) extend the maximum period for repaying a Plan loan (other than a loan used by a Participant to purchase a principal residence) from fifty-eight months to sixty months.
NOW, THEREFORE, pursuant to resolutions adopted on February 13, 2019 and November 8, 2019, the Administrative Committee hereby amends the Plan as follows, effective as specified below:
1.
Effective as of January 1, 2020, Section 11.5(c)(3) is hereby amended to read as follows:
(3)    The Participant has provided to the Plan a representation in writing, in accordance with procedures established by the Administrative Committee, that he has insufficient cash or other liquid assets reasonably available to satisfy the need.
2.
Effective as of January 1, 2020, Section 11.5(c)(4) is hereby amended to read as follows:
(4)    [Reserved].
3.
Effective as of January 1, 2020, Section 11.5(d) is hereby amended to read as follows:
(d)    [Reserved].

4.
Effective as of March 1, 2019, Section 11.6(d) is hereby amended by deleting the third and fourth sentences and replacing them with the following:
The minimum amount of any loan repayment shall not equal less than $20.00, and such repayment shall extend for a period certain of at least twelve (12) months (unless repaid in full), but not to exceed sixty (60) months, expressed in any number of whole months (including the month the loan is made). The term of any loan may be for a period certain of more than sixty (60) months, but not to exceed fifteen (15) years, only if the proceeds of such loan are used to acquire any dwelling used or, within a reasonable period of time, to be used as the principal residence of the Participant.
5.
Except as amended by this Third Amendment, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Administrative Committee, through its authorized representative, has adopted this Third Amendment to The Southern Company Employee Savings Plan, as amended and restated as of January 1, 2018, this 4th day of December, 2019.

EMPLOYEE SAVINGS PLAN COMMITTEE
By:	/s/James M. Garvie

Name:	James M. Garvie

Its:	Chairperson

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